Chang G. Park, CPA, Ph. D.
♦ 2667 CAMINO DEL RIO SOUTH PLAZA B ♦ SAN DIEGO ♦ CALIFORNIA 92108 ♦
♦ TELEPHONE (858)722-5953 ♦ FAX (858) 761-0341 ♦ FAX (858) 764-5480
♦ E-MAIL changgpark@gmail.com ♦

November 4, 2010

To Whom It May Concern:

We hereby consent to the use in this Registration Statement on Form S-1 Amendment No. 4 of our report dated December 21, 2009, except for Note 8, as to which date is March 25, 2010, relating to the financial statements of Omega Water, Inc., which appears in such Registration Statement. We also consent to the references to us under the headings "Experts" in such Registration Statement.

Very truly yours,

/s/ Chang G. Park

Chang G. Park, CPA